Exhibit 99.1

Press Release

November 13, 2002
FOR IMMEDIATE RELEASE For more information contact:

Doug Gulling, Chief Financial Officer (515) 222-2309

DAVID L. MILLER TO RETIRE AS CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF WEST BANCORPORATION, INC.

West Des Moines, IA - The Board of Directors of West Bancorporation, Inc., parent company of West Des Moines State Bank announced they have accepted the retirement of David L. Miller as Chairman, President and Chief Executive Officer of the Company, effective February 15, 2003. This comes approximately one year after his retirement as Chairman and Chief Executive Officer of West Bank. Mr. Miller will remain a member of the Board of Directors of both West Bancorporation, Inc. and West Bank. In addition, he will continue to assist West Bank through a lifetime consulting agreement. David R. Milligan continues as Chairman and Chief Executive Officer of West Bank and Brad L. Winterbottom continues as its President.

Mr. Miller joined West Bank in 1961 and became its president in 1968. In 1984 he led a group of local investors who formed West Bancorporation, Inc. and purchased West Bank from its previous owners. In June of this year, the Company's common stock began trading on the Nasdaq National Market. Mr. Miller has been Chairman, President and Chief Executive Officer of West Bancorporation, Inc. since its formation. Under his leadership, the financial performance of the Company and the Bank has been one of the best in the country.

A successor has not been named at this time.


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